Exhibit 10.3

Amendment #1 to
Capital One Financial Corporation
2004 Stock Incentive Plan
Restricted Stock Award Agreement

This AMENDMENT (this “Amendment”), effective June 21, 2016 (the “Effective Date”), amends the terms and conditions of the Capital One Financial Corporation 2004 Stock Incentive Plan Restricted Stock Award Agreement (the “Award Agreement”) by and between Capital One Financial Corporation, a Delaware corporation (“Capital One” or the “Company”) and Stephen Crawford dated February 4, 2013. Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Award Agreement.

WHEREAS, pursuant to Section 17.1 of the Plan, the Committee is empowered to amend the terms of the Award Agreement; and

WHEREAS, the Grantee has consented to such amendment to the Award Agreement.

NOW, THEREFORE, effective as of the Effective Date, the Award Agreement is amended as follows:

1.	Section 3(c) of the Award Agreement shall be replaced in its entirety with the following:

(c)    Vesting Schedule Upon Eligibility for Retirement or Upon Becoming Subject to Tax Withholding Prior to the Scheduled Vesting Dates.

(i)    Unless otherwise determined by the Committee or the independent members of the Board, as applicable, and to the extent permitted or required by law, the Restricted Stock shall become transferable upon you becoming (i) eligible for Retirement or (ii) subject to withholding under applicable tax laws prior to the Scheduled Vesting Dates, only and to the extent sufficient, if sold at Fair Market Value, on the date of such condition, to provide for the payment of any tax liability caused as a consequence of such condition in accordance with applicable tax laws. It is understood that the remaining portion of the Restricted Stock shall continue to vest on the Scheduled Vesting Dates as provided herein.

(ii)    Notwithstanding any other provision of this Agreement to the contrary, Capital One will instruct the Plan administrator to withhold and transfer to Capital One the Restricted Stock that becomes transferable pursuant to the immediately foregoing paragraph in satisfaction of your tax withholding liability, unless you notify Capital One of your intention to satisfy such tax withholding obligations in another permissible manner not less than 60 days prior to such eligibility date. Capital One reserves the right to change this instruction at any time.

2.
Continuing Effect. Except as specifically provided herein, the Award Agreement shall remain in full force and effect in accordance with its respective terms and are hereby ratified and confirmed in all respects.

3.
No Waiver. This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance, termination, impairment or waiver of any provision of the Award Agreement except as specifically set forth herein.

4.
Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

IN WITNESS WHEREOF, Capital One Financial Corporation has caused this Amendment to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Jory Berson
Jory Berson
Chief Human Resources Officer